Exhibit 3.155

RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRATED BUSINESS SYSTEMS, INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

* * * * *

1. The name of the corporation is Integrated Business Systems, Inc.

2. The certificate of incorporation was filed with the department of state on 5/18/1993.

3. The corporation amends Article First pertaining to the name of the corporation and Article Fourth pertaining to the authorized shares and par value.

FIRST: The name of the corporation is: SunGard VPM Inc.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $1.00.

Shares Prior to Restatement

CLASS	PAR VALUE	AUTHORIZED	ISSUED	STATED CAPITAL
Common	$.001	2,000,000	972,000	$2,000

Shares Post Restatement

CLASS	PAR VALUE	AUTHORIZED	ISSUED	STATED CAPITAL
Common	$1.00	1,000	1,000	$1,000

The capital stock of the corporation is reduced by 1,999,000 shares and the par value of each share of common stock is changed from $.001 to $1.00. The corporation has declared a reverse stock split of one (1) share of common stock for every 972 shares of stock presently issued and outstanding.

4. The text of the certificate of incorporation is hereby amended and restated to read as herein set forth in full:

FIRST: The name of the corporation is: SunGard VPM Inc.

SECOND: The purposes for which it is formed are:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of Suffolk, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $1.00.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

SIXTH: The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, are C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.

5. This restatement of the certificate of incorporation was authorized in the following manner: By the unanimous written consent of the board of directors and the sole shareholder on March 23, 2007.

/s/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President

RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRATED BUSINESS SYSTEM, INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

Filed by:
Lynn A. Huebner
680 E. Swedesford Road
Wayne, PA 19087